Exhibit E-1

December 28, 2001

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: AGL Resources Inc., File No. 70-9911

Dear Sirs:

AGL Resources Inc. ("AGLR") and Virginia Natural Gas, Inc. ("VNG") have applied to the Commission in the above referenced file (the "Application") for authorization to recapitalize VNG through the repurchase by VNG of its common stock from AGLR. VNG will use the proceeds of certain debt financings exempt under Rule 52(a) under the Public Utility Holding Company Act of 1935 (the "Act") to finance the share repurchase. The proposed transaction and limits and conditions on the requested authority are more fully described in the Application.

As counsel for AGLR, I deliver this opinion to you for filing as Exhibit E-1 to the Application.

I am a member of the bar of the State of Georgia, the place of incorporation of AGLR. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by AGLR, in particular, LeBoeuf, Lamb, Greene & MacRae, L.L.P., on matters pertaining to the Act.

In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

  The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application and the Commission's orders.
  No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.
  Appropriate corporate actions will have been taken by both AGLR and VNG and any documents relating to the share repurchase will have been duly authorized, executed and delivered with any transfer or other taxes paid.
  AGLR and VNG will each at the time of the proposed transactions be a duly incorporated corporation in the jurisdiction in which it is domiciled.
  The amount of long-term debt issued by VNG in connection with the proposed transactions, together with all other then outstanding long-term debt of VNG, will not exceed $250 million in the aggregate and such long-term debt will be issued by VNG by no later than September 30, 2002, or as otherwise authorized by the Virginia State Corporation Commission.

Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application:

(a) all state and federal laws applicable to the proposed transaction will have been complied with;

(b) VNG will have legally repurchased its common stock and AGLR will have legally sold such securities to VNG, and;

(c) the consummation of the proposed transactions will not have violated the legal rights of the holders of any securities issued by AGLR, or by any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/ Paul R. Shlanta

Paul R. Shlanta

Senior Vice President and General Counsel

AGL Resources Inc.